Exhibit 10.22

PROJECT ASSIGNMENT

This Project Assignment is issued under the Independent Contractor Services Agreement (“Original Agreement”) dated February 24, 2011, between Scientific Learning Corporation of Oakland, California (“SLc”) and Shari Simon of Moraga, California (“Contractor”).

Services to be performed:
For an average of one full day per week, Contractor will provide consulting, guidance and mentoring for SLC’s new sales and marketing approach.

Time Period during which Services will be performed:
The term of this contract will begin January 1, 2012 and end December 31, 2012.

Fees for Services:
Fee will be based on a rate per hour of $312.50, up to $2,500 per day, typically one full day per week. Total fees should not exceed $90,000 without prior written approval of Andy Myers.

Invoicing Requirements:
Contractor’s invoices shall state the dates on which Services were performed and for each date, the number of hours and a description of the services provided on each such date.

Expenses:
SLC will reimburse Contractor for reasonable expenses including mileage, travel, lodging and meal expenses incurred in connection with the performance of services under this Agreement provided that Contractor has obtained prior approval from Contractor’s principal SLC contact and submits verification of such expenses as SLC may require.

Note:  This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between SLc and Contractor.  Any item in this Project Assignment which is inconsistent with that Agreement is invalid.

Signed:	/s/ Andy Myers	/s/ Shari Simon
	For Client Hiring Manager	For Contractor

Dated:	2/24/2012	Dated:	2/7/12